Exhibit 99.1

InterCloud Strengthens Balance Sheet With the Sale of Online Data Backup Business to KeepItSafe, Inc.

InterCloud Substantially Increases Liquidity

NEW YORK, Feb. 18, 2016 (GLOBE NEWSWIRE) -- InterCloud Systems, Inc. (the "Company" or "InterCloud") (NASDAQ:ICLD), a leading provider of cloud networking orchestration and automation solutions and services, today announced the sale of its online data backup related business assets to KeepItSafe, Inc.  Under the terms of the asset sale, InterCloud received $24 Million in cash, and retained an additional $2.1 Million, comprised of cash on hand, accounts receivable and net of other closing adjustments.  $2 Million of the purchase price was placed into an interest bearing escrow account that management expects to be released at the end of twelve months.  The divested assets represented approximately 11% of the Company’s annualized revenue.

Mark Munro, CEO of InterCloud, stated, “The sale of these online data backup assets reflects a realignment of InterCloud’s strategy. The Board of Directors concluded that the consolidation of “online data backup” companies had begun to produce greater price compression in that market and put pressure on our ability to continue to scale this product set. In addition, this sale has given InterCloud the opportunity to dramatically improve our balance sheet and short-term and long-term liquidity. The public markets have been volatile over the past twelve months, and the Board concluded that the sale of these assets and the corresponding increase in liquidity was the prudent decision for InterCloud at this time.  Our Board of Directors and senior officers have a significant amount of their own capital invested in InterCloud and continue to believe in our products and market timing for the transition taking place in IT.”

Mark Munro continued, "In addition to the added liquidity, this is the first step in InterCloud’s commitment to reorganize the Company with continued focus in the emerging market of SDN (Software Defined Networking) and VNF (Virtual Network Function) orchestration and automation. The Board is considering several options including strategic partnerships, strategic investment partners and other opportunities to allow InterCloud to increase value from our new products in the SDN/NFV (Network Function Virtualization) cloud space. Despite the slow development of the SDN and NFV market over the past two years, the adoption of SDN and NFV has begun to accelerate.  Our teams have seen much greater interest in open source private cloud opportunities in enterprise markets, and in the service provider markets where multi-vendor orchestration and VNF validation are critical.  Service providers are now taking formal steps to implement SDN and NFV into their global networks. This is the start of a long term IT transformation and migration for which, we believe, InterCloud is perfectly positioned.

In addition to this reorganization, InterCloud made great strides in 2015. Our team consolidated all acquisitions and concluded integration efforts resulting in approximately $1.5 million in payroll reductions during last year. As we previously disclosed, our revenue for the nine months ended September 30, 2015 was at a record high of approximately $65 million; and we maintained that momentum through the close of 2015. We are extremely proud of our results, but we have much higher goals and aspirations for 2016.  Our goal is to continue to streamline expenses during 2016 and eliminate the cash burn associated with our orchestration and VNF validation group. We also will attempt to reduce debt and build value for our investors moving forward.  We appreciate all investor support and look forward to a productive and exciting year ahead."

About InterCloud Systems, Inc.

InterCloud Systems, Inc. is a leading provider of cloud networking orchestration and automation, for Software Defined Networking (SDN) and Network Function Virtualization (NFV) cloud environments to the telecommunications service provider (carrier) and corporate enterprise markets through cloud solutions and professional services. InterCloud's cloud solutions offer enterprise and service-provider customers the opportunity to adopt an operational expense model by outsourcing cloud deployment and management to InterCloud rather than the capital expense model that has dominated in recent decades in IT infrastructure management. Additional information regarding InterCloud may be found on InterCloud's website at www.intercloudsys.com.

Forward-looking statements:

The above news release contains forward-looking statements. The statements contained in this document that are not statements of historical fact, including but not limited to, statements identified by the use of terms such as "anticipate," "appear," "believe," "could," "estimate," "expect," "hope," "indicate," "intend," "likely," "may," "might," "plan," "potential," "project," "seek," "should," "will," "would," and other variations or negative expressions of these terms, including statements related to expected market trends and the Company's performance, are all "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. These statements are based on assumptions that management believes are reasonable based on currently available information, and include statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performances, and are subject to a wide range of external factors, uncertainties, business risks, and other risks identified in filings made by the company with the Securities and Exchange Commission. Actual results may differ materially from those indicated by such forward-looking statements. The Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances upon which any statement is based except as required by applicable law and regulations.

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InterCloud Systems, Inc.

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